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Pricing Supplement Dated October 31, 1996      Rule 424(b)(3)
(To  Prospectus dated September 7, 1995 and    File  No. 33-61361
Prospectus Supplement dated April 29, 1996)


                DUKE REALTY LIMITED PARTNERSHIP
                 Medium-Term Notes - Fixed Rate

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Principal Amount:  $50,000,000.00             Interest Rate:  7.14%
Agent's Discount or Commission:  $300,000.00  Stated Maturity Date:
                                              November 5, 2004
Net Proceeds to Issuer:  $49,700,000.00       Original Issue Date:
                                              November 5, 1996
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Interest Payment Dates:  May 1 and November 1

Default Rate:  7.14%

Redemption:
[X]  The Notes cannot be redeemed prior to the Stated Maturity
     Date.
[ ]  The Notes may be redeemed prior to the Stated Maturity Date.
   Initial Redemption Date:
   Initial Redemption Percentage:
   Annual Redemption Percentage Reduction:  ___% until Redemption
   Percentage is 100% of the principal amount.

Optional Repayment:
[X]  The Notes cannot be repaid prior to the Stated Maturity
     Date.
[ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
   Option Repayment Dates:
   Repayment Price: ____________%

Currency:
   Specified Currency: U.S. Dollars (If other than U.S. dollars, see attached)
   Minimum Denominations: N/A (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount: [ ]  Yes  [X]  No
   Total Amount of OID:
   Yield to Maturity:
   Initial Accrual Period:

Form:     [X]  Book-Entry     [ ]  Certificated

Agent: [X]  Merrill Lynch & Co.

       [X]  Other:  First Chicago Capital Markets, Inc.
                    Goldman, Sachs & Co.
                    J.P. Morgan & Co.
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Agent acting in the capacity as indicated below:
     [X] Agent [ ]  Principal

If as principal:
     [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
     [ ] The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Agent:
   The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Other Provisions:








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